--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]

FILED BY A PARTY OTHER THAN THE REGISTRANT [_]

CHECK THE APPROPRIATE BOX:

[_Preliminary]proxy statement             [_Confidential,]for use of the
[XDefinitive]proxy materials                Commission only (as permitted by
[_Definitive]additional materials           Rule 14a-6(e)(2))
[_Soliciting]material pursuant to
  Rule 14a-11(c) or Rule 14a-12

                          EXCEL SWITCHING CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   -----------------------------------------
      (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]No fee required

[_Fee]computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
  (1) Title of each class of securities to which transaction applies:
  (2) Aggregate number of securities to which transaction applies:
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which filing fee is calculated and state how it was determined):
  (4) Proposed maximum aggregate value of transaction:
  (5) Total fee paid:

[_Fee]paid previously with preliminary materials.

[_Check]box if any part of the fee is offset as provided by Exchange Act Rule
  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
  (1) Amount Previously Paid:
  (2) Form, Schedule or Registration Statement No.:
  (3) Filing Party:
  (4) Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                [EXCEL SWITCHING CORPORATION LOGO APPEARS HERE]


             255 INDEPENDENCE DRIVE, HYANNIS, MASSACHUSETTS 02601
                            TELEPHONE: 508-862-3000
                               FAX: 508-862-3155

                                                                  April 3, 1998

Dear Stockholder:

  You are cordially invited to attend the annual meeting of stockholders of Excel Switching Corporation (the "Company") to be held at 2:00 p.m., Boston time, on Friday, May 8, 1998, at the Cape Codder Hotel, Route 132, Hyannis, Massachusetts.

  At this meeting, you will be asked to:

  (i) fix the size of the Company's Board of Directors at four (4) and elect the Company's Board of Directors for the ensuing year; and

  (ii) ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 26, 1998.

  The Board of Directors unanimously recommends that you vote FOR each of these proposals.

  Details regarding each of the matters to be acted upon at this meeting appear in the accompanying Proxy Statement. Please give this material your careful attention.

  Whether or not you plan to attend the meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage prepaid envelope. It is important that your shares be voted whether or not you attend the meeting in person. If you attend the meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Very truly yours,

                                          /s/ Robert P. Madonna

                                          Robert P. Madonna
                                          President, Chief Executive Officer
                                          and Chairman

                [EXCEL SWITCHING CORPORATION LOGO APPEARS HERE]


                   255 INDEPENDENCE DRIVE, HYANNIS, MA 02601
                            TELEPHONE: 508-862-3000
                               FAX: 508-862-3155

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                TO BE HELD ON FRIDAY, MAY 8, 1998 AT 2:00 P.M.

To the Stockholders of Excel Switching Corporation:

  Notice is hereby given that the annual meeting of stockholders of Excel Switching Corporation, a Massachusetts corporation (the "Company"), will be held at 2:00 p.m., Boston time, on Friday, May 8, 1998, at the Cape Codder Hotel, Route 132, Hyannis, Massachusetts, to consider and vote upon the following proposals:

  1. To fix the Company's Board of Directors at four (4) and elect the Company's Board of Directors for the ensuing year, until their successors are elected and qualified or until their earlier resignation or removal.

  2. To ratify the selection of Arthur Andersen LLP, independent public accountants, as auditors for the fiscal year ending December 26, 1998.

  3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

  Only stockholders of record at the close of business on March 23, 1998 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. TO ENSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the annual meeting. Any Stockholder attending the annual meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors,

                                          /s/ Christopher Stavros

                                          Christopher Stavros
                                          Vice President, Director, General
                                          Counsel and Clerk

Hyannis, Massachusetts
April 3, 1998

                          EXCEL SWITCHING CORPORATION

                               ----------------

                                PROXY STATEMENT

                                      FOR

                        ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                       TO BE HELD ON FRIDAY, MAY 8, 1998

  This Proxy Statement is being furnished to holders of common stock, par value $.01 per share (the "Common Stock"), of EXCEL SWITCHING CORPORATION, a Massachusetts corporation ("Excel" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the annual meeting of the Company's stockholders to be held at 2:00 P.M., Boston time, on FRIDAY, MAY 8, 1998, and at any adjournments or postponements thereof (the "Meeting"), AT THE CAPE CODDER HOTEL, ROUTE 132, HYANNIS, MASSACHUSETTS. The Company's Annual Report to Stockholders, containing audited consolidated financial statements for the fiscal year ended December 27, 1997, is being mailed contemporaneously with this Proxy Statement to all stockholders entitled to vote at the Meeting. This Proxy Statement and the form of proxy were first mailed to stockholders on or about April 3, 1998.

  The purpose of the Meeting is:

  1. To fix the Company's Board of Directors at four (4) and elect the Company's Board of Directors for the ensuing year, until their successors are elected and qualified or until their earlier resignation or removal.

  2. To ratify the selection of Arthur Andersen LLP, independent public accountants, as auditors for the fiscal year ending December 26, 1998.

  The Board has fixed the close of business on March 23, 1998 as the record date (the "Record Date") for the determination of the Company's stockholders entitled to notice of, and to vote at, the Meeting. Accordingly, only holders of record of Common Stock as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Meeting or an adjournment thereof.

  As of the Record Date, 32,722,200 shares of the Company's Common Stock were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Meeting and vote in person.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Clerk of the Company, before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the proxy; (2) duly executing a later dated proxy relating to the same shares and delivering it to the Clerk of the Company before the taking of the vote at the Meeting; or (3) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Excel Switching Corporation, 255 Independence Drive, Hyannis, Massachusetts 02601, Attention: Clerk, at or before the taking of the vote at the Meeting.

  The persons named as attorneys in the proxy are officers of the Company. All properly executed proxies returned in time to be counted at the Meeting will be voted and, with respect to the election of the Board, will be voted as stated below under "Election of Director." Any stockholder submitting a proxy has the right to withhold authority to vote for the nominee to the Board by so marking the box provided on the proxy.

  In addition to the election of the Company's directors for the ensuing year, the stockholders will consider and vote upon a proposal to ratify the selection of auditors, as further described in this Proxy Statement. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting.

  The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business at the Meeting. Votes withheld from a nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

  A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

  Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting. All other matters being submitted to stockholders require the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Meeting. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter and, therefore, with respect to votes on specific proposals, will have the effect of negative votes. Broker "non-votes" are not so included.

  Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specification. THE SHARES WILL BE VOTED FOR THE MATTER IN QUESTION IF NO SPECIFICATION IS MADE.

  The Board knows of no other matter to be presented at the Meeting. If any other matters are properly presented for consideration at the Meeting (or any adjournment or postponements thereof), the persons named in the enclosed form of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 23, 1998 (unless otherwise indicated) (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) by each current director or director nominee of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table, and (iv) by all current directors, director nominees and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                                   PERCENTAGE
                                                        SHARES     OF SHARES
                                                     BENEFICIALLY BENEFICIALLY
    NAME OF BENEFICIAL OWNER                           OWNED(1)     OWNED(1)
    ------------------------                         ------------ ------------
The Madonna Family Limited Partnership(2)...........   4,191,840      12.8%
 c/o Excel Switching Corporation
 255 Independence Drive
 Hyannis, MA 02601
Robert P. Madonna(3)................................  27,243,400      83.3%
Robert W. Ross(4)...................................      38,200         *
Gadi Tamari(5)......................................     121,000         *
Stephen S. Galliker(6)..............................      60,000         *
Christopher Stavros(7)..............................     450,000         *
Edward L. Breslow(8)................................      10,000         *
John Loughlin(9)....................................      11,000         *
All executive officers, directors and director
 nominees as a group (12 persons)(10)...............  30,042,830      84.6%

--------
 *  Less than 1% of the outstanding Common Stock.
 (1) Applicable percentage of ownership as of the Record Date is based upon 32,722,200 shares of Common Stock outstanding as of that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"), and includes voting and investment power with respect to shares. Common Stock subject to options currently exercisable or exercisable within 60 days of the Record Date ("presently exercisable stock options") are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
 (2) The Partnership has shared voting and investment power with Mr. Madonna with respect to all of its shares.
 (3) Includes 4,191,840 shares of Common Stock owned by The Madonna Family Limited Partnership of which Mr. Madonna is a general partner and a trust called The Madonna Family GRAT is the Limited Partner.
 (4) Includes 37,200 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (5) Includes 120,000 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (6) Consists of 60,000 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (7) Consists of 450,000 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (8) Consists of 10,000 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (9) Includes 10,000 shares of Common Stock issuable pursuant to presently exercisable stock options.
(10) Includes 2,794,480 shares of Common Stock issuable pursuant to presently exercisable stock options.

                             ELECTION OF DIRECTORS

  The directors of the Company are elected annually and hold office until the next annual meeting of the stockholders and until their successors shall have been elected and qualified or until earlier resignation or removal. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director will be voted (unless one or more nominees are unable or unwilling to serve) for fixing the size of the Board of Directors for the ensuing year at four (4) directors and for the election of the nominees named below.

  The Board of Directors has nominated and recommended that Robert P. Madonna, Christopher Stavros, Edward L. Breslow and John Loughlin, the current members of the Board of Directors, be elected to hold office until the next Annual Meeting of Stockholders or until their successors have been duly elected and qualified or until their earlier resignation or removal. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person as the Board of Directors may recommend in the place of such nominee or for fixing the number of directors at a lesser number.

  The information below sets forth for each member of the Board such person's age, principal occupations during the past five years and certain other information:

  Robert P. Madonna, age 38, founded the Company in January 1988 and has served as its Chief Executive Officer, President and a Director since that time. Mr. Madonna was elected Chairman of the Board of Directors in September 1997. Mr. Madonna also served as the Company's Treasurer until June 1996 and Clerk until May 1997. From August 1984 to October 1987, Mr. Madonna was Director of Hardware Engineering for Lan-Tel, Inc., a developer and manufacturer of PBX voice and data switches. From January 1983 to July 1984, Mr. Madonna was a principal engineer at American Science and Engineering, Inc., a manufacturer of CAT scan and other medical imaging technology.

  Christopher Stavros, age 45, joined the Company in August 1995 as General Counsel and was elected a director in December 1995 and Vice President in September 1997. From January 1992 to August 1995, Mr. Stavros was a member of the law firm of DeVito, Pransky and Stavros, P.A. Prior to 1992, Mr. Stavros maintained his own private practice concentrating in small business and general corporate law in Boston, Massachusetts. Mr. Stavros has represented the Company on various matters since its incorporation.

  Edward L. Breslow, age 50, first became a director of the Company in November 1997 upon the Company's initial public offering. Mr. Breslow has been Vice President, Corporate Business Development of EMC Corporation since December 1988. EMC Corporation is a supplier of enterprise-wide intelligent information storage and retrieval solutions. Prior to joining EMC Corporation, Mr. Breslow held various financial management positions at Bose Corporation, a consumer electronics company, and Texas Instruments, Inc., a diversified technology company.

  John Loughlin, age 46, first became a director of the Company in November 1997 upon the Company's initial public offering. Mr. Loughlin has been a human resources consultant providing staffing and human resource services to technology and financial services clients, including the Company, since 1986. From 1981 to 1986, Mr. Loughlin serviced as Director of Human Resources at American Science & Engineering, Inc. a manufacturer of CAT scan and other medical imaging technology.

                           COMPENSATION OF DIRECTORS

  Directors receive no cash compensation for their services as directors, except for reimbursement of expenses incurred in connection with attending meetings of the Board of Directors and its committees. The Company's non-employee directors are entitled to participate in the Company's 1997 Non-Employee Director Stock Option Plan. See "Stock Plans--1997 Non-Employee Director Stock Option Plan."

             MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board took action by unanimous written consent 30 times during the fiscal year ended December 27, 1997 but held no meetings. Currently, the Board has a standing Audit Committee and Compensation Committee. Prior to the initial public offering, the Company had no separate Compensation or Audit Committees or other board committees performing equivalent functions, and these functions were performed by the Company's Board of Directors which consisted of Robert P. Madonna, the Company's President, Chief Executive Officer, Chairman of the Board and principal stockholder, and Christopher Stavros, Vice President and General Counsel of the Company. The Audit Committee, which oversees the accounting and financial functions of the Company, did not meet during the fiscal year ended December 27, 1997. The Audit Committee did meet to discuss and review the audited financial statements of the Company for the year ended December 27, 1997 in February 1998. Messrs. Breslow and Loughlin are the current members of the Audit Committee. The Compensation Committee, which reviews and makes recommendations concerning executive compensation and reviews and approves option grants and administers the Company's stock option plans, met one time during the fiscal year ended December 27, 1997 and all members attended. Messrs. Breslow and Loughlin are the current members of the Compensation Committee. Mr. William Cadogan served as a member of both the Compensation and Audit Committees during a portion of the fiscal year ended December 27, 1997 but resigned from both committees and as a member of the Board of Directors on March 16, 1998.

                              EXECUTIVE OFFICERS

  Executive officers serve at the discretion of the Board on an annual basis and serve until their successors have been duly elected and qualified or until their earlier resignation or removal. The current executive officers of the Company are as follows:

  NAME                           AGE                 POSITION(S)
  ----                           ---                 -----------
Robert P. Madonna............... 38  President, Chief Executive Officer and
                                      Chairman of the Board
David C. Brajczewski............ 38  Vice President, Research and Development
                                      and Engineering
Robert J. Buttel................ 49  Vice President, Advanced Technology
James W. Carroll................ 38  Vice President, Customer Engineering and
                                      Quality
Stephen S. Galliker............. 51  Vice President, Finance and Administration,
                                      and Chief Financial Officer
Russell M. Levesque............. 37  Vice President, Product Management
Robert C. Panoff................ 51  Vice President, Marketing
Robert W. Ross.................. 49  Vice President, Sales
Christopher Stavros............. 45  Vice President, General Counsel, Director
                                      and Clerk
Gadi Tamari..................... 52  Chief Operating Officer

  David C. Brajczewski joined the Company in April 1997 as Vice President, Research and Development and now serves as Vice President, Research and Development and Engineering. From September 1988 to April 1997, Mr. Brajczewski was employed by the Otis Elevator Company, a supplier of elevator systems and a division of United Technologies Corporation, as part of its engineering management team. From September 1987 to September 1988, Mr. Brajczewski was a Project Engineer at Microtechnologies, Inc., a designer of microprocessor and PC-based test and control systems. From May 1986 to September 1987, Mr. Brajczewski was an Electrical Engineer at Lan-Tel, Inc.

  Robert J. Buttel joined the Company in May 1989 as a design engineer. Prior to his current position as Vice President, Advanced Technology, a position Mr. Buttel has held since April 1997, Mr. Buttel held several positions at Excel including Vice President, Research and Development, Vice President of Engineering, Director of Hardware Development, Director of Software Development and Manager of Manufacturing. From December 1985 to March 1989, Mr. Buttel was employed by GTECH Holdings Corporation, a supplier of computerized, on-line lottery products and services. While at GTECH, Mr. Buttel held several positions including Design Engineer, Manager of Firmware and Research and Development Engineer. From July 1984 to December 1985, Mr. Buttel was a design engineer at Lan-Tel, Inc.

  James W. Carroll joined the Company in August 1995 as Director of Corporate Quality. Since November 1996, Mr. Carroll has served as Vice President, Engineering and since January 1998, as Vice President, Customer Engineering and Quality. From December 1993 to August 1995 and from November 1990 to May 1992, Mr. Carroll was employed by Boston Technology, Inc., a designer and manufacturer of central office enhanced services. From December 1993 to August 1995, Mr. Carroll was Manager of Operations and Customer Service Quality Assurance and from November 1990 to May 1992, he was Senior Supplier, Quality Assurance. From May 1992 to December 1993, Mr. Carroll was employed by Brite Voice Systems, Inc., a manufacturer of voice processing systems. At Brite Voice, Mr. Carroll was Director of Quality until March 1993 and Director of Research and Development until December 1993.

  Stephen S. Galliker joined the Company in July 1996 as Chief Financial Officer and was elected Vice President, Finance and Administration in September 1997. From September 1992 to June 1996, Mr. Galliker was employed by Ultracision, Inc., a developer and manufacturer of ultrasonically powered surgical instruments. At Ultracision, Inc., Mr. Galliker was Chief Financial Officer and Vice President of Finance until November 1995 and Chief Operating Officer from December 1995 to June 1996. From June 1989 to September 1992, Mr. Galliker was Senior Vice President, Operations/Finance and Chief Financial Officer at Tylink Corporation, a manufacturer of high speed telecommunications equipment. Mr. Galliker is a Certified Public Accountant.

  Russell M. Levesque joined the Company in May 1992 as Director of Software. In January 1998, Mr. Levesque was made Vice President, Product Management. From June 1995 until January 1998, Mr. Levesque served as the Company's Director of Product Management. From July 1986 to April 1992, Mr. Levesque served as Software Engineering Manager at Imaging Technologies, Inc., a manufacturer of image processing hardware and software products for the image inspection and image analysis markets.

  Robert C. Panoff joined the Company in January 1997 as Vice President, Marketing. From February 1986 to December 1996, Mr. Panoff was employed by Natural MicroSystems Corporation, a designer and manufacturer of PC-based call processing hardware and software components where he held several positions including Vice President and General Manager of the European group from September 1994 through December 1996, Vice President of New Business Development from 1990 to 1994, Vice President Sales and Marketing from 1987 to 1990 and Vice President, Marketing from 1986 to 1987.

  Robert W. Ross joined the Company in February 1995 as Director of Sales and became Vice President, Sales in August 1996. From June 1994 to January 1995, Mr. Ross was a Director of Telecommunications Sales for Switchcraft, a division of Raytheon Company and a supplier of components for the audio/video, telecommunications, computer, medical, military, appliance, transportation and instrumentation industries. From January 1994 to June 1994, Mr. Ross was Regional Vice President of Sales for a division of Augat, Inc., a manufacturer of telecommunications equipment. From September 1982 to October 1993, Mr. Ross was employed by ADC Telecommunications, Inc., a manufacturer and designer of transmission, networking and connectivity products. During his tenure at ADC, Mr. Ross held several different positions, including National Sales Manager and Regional Sales Manager for the NYNEX region.

  Gadi Tamari joined the Company in November 1996 as Chief Operating Officer. From February 1990 until joining Excel, Mr. Tamari was a consultant to various telecommunications companies based in both Israel and the United States. In addition to his work as a consultant, from February 1990 to October 1996, Mr. Tamari was President of ALNO Networks USA, an importer and distributor of household goods. From February 1988 to January 1990, Mr. Tamari served as Director of East Coast Operations at Credence Systems Corporation, a designer and manufacturer of automatic test equipment for digital and mixed signal semiconductors. From September 1986 to January 1988, Mr. Tamari was Vice President, Operations at Lan-Tel, Inc.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to September 1997, the Company had no separate compensation committee or other board committee performing equivalent functions, and these functions were performed by the Company's Board of Directors which consisted of Mr. Madonna, the Company's Chief Executive Officer and President and Mr. Stavros, the Company's General Counsel and Clerk. Currently, the Board has a standing Compensation Committee. Messrs. Breslow and Loughlin are the current members of the Compensation Committee. Mr. William Cadogan served as a member of the Compensation Committee during a portion of the fiscal year ended December 27, 1997 but resigned on March 16, 1998. No executive officer of the Company served as a member of the compensation committee (or other board of director committee performing equivalent functions or, in the absence of any such committee, the entire board of directors of such entity) of another entity, one of whose executive officers served as a director of the Company.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information with respect to the annual and long-term compensation paid or accrued by the Company for services rendered to the Company, in all capacities, for the past two fiscal years by its Chief Executive Officer (the "CEO") and the four other most highly compensated executive officers other than the CEO, in each case whose total salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"). The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during the fiscal years 1997 or 1996.

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                ANNUAL COMPENSATION(1)       COMPENSATION
                                -------------------------    -------------
                                                                AWARDS
                                                              SECURITIES
   NAME AND PRINCIPAL    FISCAL                               UNDERLYING/     ALL OTHER
        POSITION          YEAR    SALARY         BONUS       OPTIONS(#)(2) COMPENSATION(3)
   ------------------    ------ -----------    ----------    ------------- ---------------
Robert P. Madonna.......  1997  $   301,556    $   74,250           --         $10,080
 President, Chief         1996      240,773        69,000           --           9,300
 Executive Officer and
 Chairman of the Board
 of Directors
Robert W. Ross..........  1997       88,122       201,598(4)     80,000         10,080
 Vice President, Sales    1996       83,296       123,924(4)     60,000          9,300
Gadi Tamari.............  1997      175,000(5)     42,857           --          10,080
 Chief Operating Officer  1996       39,135         2,200       600,000            --
Stephen S. Galliker.....  1997      145,250(6)     31,124           --          10,080
 Vice President, Finance  1996       67,993        10,000       300,000          4,836
 and Administration, and
 Chief Financial Officer
Christopher Stavros.....  1997      139,154        32,760           --          10,080
 Vice President, General  1996      128,077        16,800           --           9,298
 Counsel and Clerk

--------
(1) The compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits, securities or property received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.
(2) Represents stock options granted during the fiscal year ended December 27, 1997. The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during 1996 or 1997.
(3) Represents contributions made by the Company to the Named Executive Officer under the Company's 401(k) plan.
(4) Includes commissions.
(5) Mr. Tamari joined the Company in November 1996. Mr. Tamari would have earned a total annual salary of $175,000 in fiscal 1996 had he been employed as an executive officer of the Company for the entire fiscal year ended December 28, 1996.
(6) Mr. Galliker joined the Company in July 1996. Mr. Galliker would have earned a total annual salary of $140,000 in fiscal 1996 had he been employed as an executive officer of the Company for the entire fiscal year ended December 28, 1996.

                              EMPLOYEE AGREEMENTS

  All employees of the Company, including the Named Executive Officers, are bound by the terms of an Employee Non-Disclosure, Invention and Covenant Not To Compete Agreement, pursuant to which (1) the employee agrees to assign to the Company all inventions, discoveries and improvements made, devised or discovered by the employee during and until one (1) year subsequent to the term of employment; (2) confidential information proprietary to the Company obtained during the term of employment by the Company may not be disclosed by the employee during or subsequent to such term of employment; and (3) the employee agrees not to compete with the business of the Company during and for a three (3) year period subsequent to the term of employment.

                            OPTIONS AND STOCK PLANS

  Option Grants. The following table sets forth certain information concerning grants of stock options made during the fiscal year ended December 27, 1997 to the Named Executive Officers. The Company did not grant any stock appreciation rights ("SARs") during the fiscal year ended December 27, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                         ----------------------------------------------
                                                                        POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF    PERCENT OF                           ASSUMED ANNUAL RATES OF
                         SECURITIES TOTAL OPTIONS                         STOCK PRICE APPRECIATION
                         UNDERLYING   GRANTED TO   EXERCISE                  FOR OPTION TERM(4)
                          OPTIONS    EMPLOYEES IN  PRICE PER EXPIRATION -----------------------------
  NAME                   GRANTED(1) FISCAL YEAR(2) SHARE(3)     DATE         5%             10%
  ----                   ---------- -------------- --------- ---------- -----------------------------
Robert P. Madonna.......      --         --            --          --             --              --
Stephen S. Galliker.....      --         --            --          --             --              --
Robert W. Ross..........   80,000        5.4%       $14.50    09/01/07  $     729,518 $     1,848,741
Christopher Stavros.....      --         --            --          --             --              --
Gadi Tamari.............      --         --            --          --             --              --

--------
(1) 20% of the total option shares become exercisable on each anniversary of the date of grant.
(2) Based on an aggregate of 1,484,100 shares subject to options granted in the fiscal year ended December 27, 1997 to employees of the Company.
(3) The exercise price per share was determined by the Board of Directors to be equal to the fair market value per share of the Common Stock on the date of grant.
(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date, and are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. The gains shown are net of the option exercise price, but do not include deductions for federal or state income taxes or other expenses associated with the exercise of the options or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period and the date on which the options are exercised.

  Option Exercises and Fiscal Year-End Option Table. The following table sets forth certain information concerning options granted to the Named Executive Officers, including (i) the number of unexercised stock options outstanding as of December 27, 1997; and (ii) the value of such unexercised options at December 27, 1997. No SARs or stock options were exercised by the Named Executive Officers during the fiscal year ended December 27, 1997.

                        AGGREGATED FY-END OPTION VALUES

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED,
                              OPTIONS AT FISCAL YEAR-    IN-THE-MONEY OPTIONS
                                        END              AT FISCAL YEAR-END(1)
                             ------------------------- -------------------------
  NAME                       EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  ----                       ----------- ------------- ----------- -------------
Robert P. Madonna...........       --           --            --           --
Stephen S. Galliker.........    60,000      240,000     $ 834,999   $3,339,996
Robert W. Ross..............    37,200      162,800       567,099    1,232,900
Christopher Stavros.........   450,000          --      7,162,493          --
Gadi Tamari.................   120,000      480,000     1,350,000    5,400,000

--------
(1) Value is based on the difference between the option exercise price and the fair market value at December 27, 1997, the fiscal year-end ($16.25 per share as quoted on the Nasdaq National Market) multiplied by the number of shares underlying the option.

  Stock Plans. The Company currently has four stock ownership plans: the Company's Stock Option Program, the 1997 Stock Option Plan, the 1997 Employee Stock Purchase Plan and the 1997 Non-Employee Director Stock Option Plan.

  Stock Option Program. Prior to the initial public offering, the Company had an informal stock option program under which selected employees were granted non-qualified options to purchase shares of Common Stock. The primary purpose of this program had been to provide long-term incentives to the Company's selected employees and to further align their interests with those of the Company. The selection of the participants, the determination of the number of shares of Common Stock offered to each participant, the terms of the repurchase rights for each participant and other terms of sale had been made by the Company's President and Chief Executive Officer, Robert P. Madonna, and Christopher Stavros, Vice President and General Counsel. Options granted under this informal plan were generally exercisable within ten years of the original grant date and generally vested over a period of five years from the date of grant. As of December 27, 1997, options to purchase 11,702,440 shares of Common Stock, at a weighted average exercise price of $2.06 per share, were granted under this program, of which options to purchase 146,400 shares of Common Stock have been exercised and options to purchase 250,200 shares of Common Stock have been canceled. The Board of Directors voted in September 1997 to terminate this program effective as of November 4, 1997.

  1997 Stock Option Plan. The Company's 1997 Stock Option Plan (the "1997 Plan") was adopted by the Board of Directors and approved by the Company's sole voting stockholder in September 1997. Under the terms of the 1997 Plan, the Company is authorized to grant incentive ("ISO") and non-qualified stock options (collectively, "Stock Options") to officers and other employees of and consultants to the Company. The aggregate number of shares of Common Stock which may be issued pursuant to the Plan is 3,000,000.

  The 1997 Plan will be administered by the Compensation Committee of the Board of Directors, which is expected to consist of two disinterested directors. Subject to the provisions of the 1997 Plan, the Compensation Committee has the authority to select the optionees and determine the terms of the stock options granted under the 1997 Plan, including: (i) the time or times at which stock options may be granted; (ii) whether the stock option granted will be an ISO or a non-qualified stock option; (iii) the number of shares subject to each stock option; (iv) when the stock option becomes exercisable; (v) the exercise price of the stock option, which in the case of an ISO cannot be less than the fair market value of the Common Stock as of the date of grant, or not less than 110% of the fair market value in the case of ISO's granted to an employee or officer holding 10% or more of the voting stock of the Company; (vi) the duration of the stock option; and
(vii) the time, manner and form of payment upon exercise of a Stock Option. A Stock Option is not transferable by the recipient except by will or by the laws of descent and distribution, or in the case of non-qualified stock options, only to the extent set forth in the agreement relating to such option or pursuant to a valid domestic relations order. Generally, no ISO may be exercised more than 90 days following termination of employment and no stock options may be exercised following termination of employment for cause. However, in the event that termination is due to death or disability, the stock option is exercisable for a maximum of 180 days after such termination. The term of the 1997 Plan is ten years, unless sooner terminated by vote of the Board of Directors. As of the Record Date, options to purchase 108,800 shares of Common Stock were outstanding under the 1997 Plan, of which no shares were then exercisable and 2,891,200 shares remained available for grant under the 1997 Plan.

  1997 Employee Stock Purchase Plan. The 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") was adopted by the Board of Directors and approved by the Company's sole voting stockholder in September 1997. The 1997 Purchase Plan provides for the issuance of a maximum of 400,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees.

  The 1997 Purchase Plan is administered by the Compensation Committee of the Board of Directors. All employees of the Company whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the 1997 Purchase Plan. Employees who would own 5% or more of the total combined voting power or value of the Company's stock immediately after the grant and non-employee directors may not participate in the 1997 Purchase Plan. To participate in the 1997 Purchase Plan, an employee must authorize the Company to deduct an amount (not less than one percent nor more than ten percent of a participant's total cash compensation) from his or her pay during six-month payment periods (the "Payment Period"). The first Payment Period commenced upon the initial offering of the Company's Common Stock to the public and will end on June 30, 1998. Thereafter, the Payment Periods will commence on January 1 and July 1 of each year, but in no case shall an employee be entitled to purchase more than 500 shares in any one Payment Period. The exercise price for the option granted in each Payment Period is 85% of the lesser of the market price of the Common Stock on the first or last business day of the Payment Period. If an employee is not a participant on the last day of the Payment Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. Options granted under the 1997 Purchase Plan may not be transferred or assigned. An employee's rights under the 1997 Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the 1997 Purchase Plan.

  The 1997 Non-Employee Director Stock Option Plan. The Company's 1997 Non-Employee Director Stock Option Plan (the "Director Option Plan") was adopted by the Board of Directors and approved by the Company's sole voting stockholder in September 1997. The Director Option Plan provides for the grant of options to purchase a maximum of 225,000 shares of Common Stock of the Company to non-employee directors of the Company.

  The Director Option Plan is administered by the Compensation Committee of the Board of Directors. Under the Director Option Plan, each non-employee director who (i) is a member of the Board of Directors on September 16, 1997 (the "Approval Date") shall be automatically granted on the Approval Date, or
(ii) first becomes a member of the Board of Directors shall be granted on the date such person first becomes a non-employee director, an option to purchase 30,000 shares of Common Stock. In addition, each non-employee director will be automatically granted an option to purchase 15,000 shares of Common Stock for each of the two years following the date such person first became a non-employee director, through December 1999. Options granted upon election to the Board under the Director Option Plan will vest as to one third of the total shares underlying the option immediately upon grant and one third of the total shares underlying the option on the anniversary of the date of grant for each of the following two years, provided that the optionee has continuously served as a director through such vesting dates. All other options granted under the Director Option Plan will vest at a rate of one third of the total shares underlying the option per year over a period of three years provided that the optionee has continuously served as a director through such vesting dates. The optionee may forfeit a portion of his or her exercise rights with respect to options vesting in any fiscal year unless the optionee attends at least 75% of the Board meetings held in that year. All options granted under the Director Option Plan will have an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of ten years from the date of grant. Options may be transferred by will or by the laws of descent and distribution, pursuant to a domestic relations order or pursuant to and in accordance with the Optionee's stock option agreement. If the optionee ceases to be a member of the Board for any reason other than death or disability, any unvested options immediately terminate and become void and any unexercised portion of an option which is then vested may be exercised at any time prior to the scheduled expiration date of the option. However, if an optionee ceases to serve as a director of the Company due to death or disability, all unvested options become fully vested and are exercisable for a period of one year thereafter and any options that are vested and exercisable when the optionee ceases to serve as a director are exercisable at any time until the scheduled expiration date of the option. The term of the Director Option Plan is ten years, unless sooner terminated by vote of the Board of Directors. Upon joining the Board, each of Messrs. Breslow and Loughlin were granted options for the purchase of 30,000 shares of Common Stock at an exercise price equal to the initial public offering price of $21.00. In addition, Mr. William Cadogan, a former member of the Board of Directors, received options to purchase 30,000 shares of Common Stock upon joining the Board of Directors. Upon his resignation in March 1998, Mr. Cadogan held options to purchase 10,000 shares of Common Stock which were then exercisable.

  Federal Income Tax Consequences. THE FOLLOWING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS GRANTED UNDER THE STOCK OPTION PROGRAM, THE 1997 PLAN, THE 1997 PURCHASE PLAN AND THE DIRECTOR OPTION PLAN, AND OF CERTAIN OTHER RIGHTS GRANTED UNDER THE 1997 PLANS, IS BASED UPON THE PROVISIONS OF THE CODE AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT, CURRENT REGULATIONS, AND EXISTING ADMINISTRATIVE RULINGS OF THE INTERNAL REVENUE SERVICE. IT IS NOT INTENDED TO BE A COMPLETE DISCUSSION OF ALL OF THE FEDERAL INCOME TAX CONSEQUENCES OF THESE PLANS OR OF THE REQUIREMENTS THAT MUST BE MET IN ORDER TO QUALIFY FOR THE DESCRIBED TAX TREATMENT.

  A. Incentive Stock Options (individually, an "ISO," and collectively, "ISOs"). The following general rules are applicable under current United States federal income tax law to ISOs granted under the 1997 Plan:

    1. In general, an optionee will not recognize any income upon grant of an ISO or upon the issuance of shares to him or her upon the exercise of an ISO, and the Company will not be entitled to a federal income tax deduction upon either the grant or the exercise of an ISO.

    2. If shares acquired upon exercise of an ISO are not disposed of within
  (i) two years from the date the ISO was granted or (ii) one year from the date the shares are issued to the optionee pursuant to the ISO exercise (the "Holding Periods"), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

    3. If shares acquired upon exercise of an ISO are disposed of and the optionee does not satisfy the Holding Periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition, will be taxed to the optionee as ordinary income in the year of such disposition.

    4. In any year that an optionee recognizes ordinary income on a Disqualifying Disposition of shares acquired upon exercise of an ISO, the Company generally will be entitled to a corresponding federal income tax deduction.

    5. The difference between the amount realized by an optionee as the result of a Disqualifying Disposition and the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules generally will be treated as capital gain or loss.

    6. An optionee may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.

    7. In addition to the tax consequences described above, the exercise of an ISO may result in an "alternative minimum tax." In general, the amount by which the value of the shares received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

    8. Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year. An optionee may be entitled to a reduced long-term capital gain rate if the holding period for the shares exceeds 18 months.

    9. Special rules apply if the shares acquired upon the exercise of an ISO are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

  B. Non-Qualified Stock Options. The following general rules are applicable under current federal income tax law to options granted under the 1997 Plan which do not qualify as ISOs, and to all options granted under the Director Plan (individually, a "Non-qualified Option", and collectively, "Non-qualified Options"):

    1. In general, an optionee will not recognize any taxable income upon the grant of a Non-qualified Option, and the Company will not be entitled to a federal income tax deduction upon such grant.

    2. An optionee generally will recognize ordinary income at the time of exercise of the Non-qualified Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount.

    3. When an optionee sells the shares acquired upon the exercise of a Non-qualified Option, he or she generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss. If the optionee's holding period for the shares exceeds 18 months, the optionee may be entitled to a reduced long-term capital gain rate.

    4. When an optionee recognizes ordinary income attributable to a Non-qualified Option, the Company generally will be entitled to a corresponding federal income tax deduction.

    5. An optionee may be entitled to exercise a Non-qualified Option by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionee exercises a Non-qualified Option in such fashion, special rules will apply.

    6. Special rules apply if the shares acquired upon the exercise of a Non-qualified Option are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

  C. Stock Awards and Purchases. The following general rules are applicable under current federal income tax law to Awards and Purchases (each as defined below) under the 1997 Plan:

  Under current federal income tax law, persons receiving Common Stock under the 1997 Plan pursuant to an award of Common Stock ("Award") or a grant of an opportunity to purchase Common Stock ("Purchase") generally will recognize ordinary income equal to the fair market value of the shares received reduced by any purchase price paid. The Company generally will be entitled to a corresponding federal income tax deduction. When such shares are sold, the seller generally will recognize capital gain or loss. Special rules apply if the shares acquired are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

  D. Options Granted under the 1997 Employee Stock Purchase Plan. The following general rules are currently applicable under current federal income tax law to options under the 1997 Purchase Plan:

    1. The amounts deducted from an employee's pay under the 1997 Purchase Plan will be included in the employee's compensation subject to federal income tax. In general, no additional income will be recognized by the employee either at the time options are granted pursuant to the 1997 Purchase Plan or at the time the employee purchases shares pursuant to the 1997 Purchase Plan.

    2. If the employee disposes of shares purchased pursuant to the 1997 Purchase Plan more than two years after the first business day of the Payment Period in which the employee acquired the shares, then upon such disposition the employee will recognize ordinary income in an amount equal to the lesser of:

      (a) the excess, if any, of the fair market value of the shares at the time of disposition over the amount the employee paid for the shares, or

      (b) 15% of the fair market value of the shares on the first business day of the Payment Period.

    In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the employee's tax basis in the shares (generally, the amount the employee paid for the shares plus the amount, if any, taxed as ordinary income).

    3. If the employee disposes of shares purchased pursuant to the 1997 Purchase Plan within two years after the first business day of the Payment Period in which the employee acquired the shares, then upon disposition the employee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the last business day of the Payment Period over the amount the employee paid for the shares.

    In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the employee's tax basis in the shares (generally, the amount the employee paid for the shares plus the amount, if any, taxed as ordinary income). Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the employee's holding period for the shares exceeds one year. An employee may be entitled to a reduced long-term capital gain rate if the holding period for the shares exceeds 18 months.

    4. If the employee disposes of shares purchased pursuant to the 1997 Purchase Plan more than two years after the first business day of the Payment Period, the Company will not be entitled to any federal income tax deduction with respect to the options or the shares issued upon their exercise. If the employee disposes of such shares prior to the expiration of this two-year holding period, the Company generally will be entitled to a federal income tax deduction in an amount equal to the amount which is treated as ordinary income as a result of such disposition.

                            STOCK PERFORMANCE GRAPH

  The Stock Price Performance Graph set forth below compares the cumulative total stockholder return on the Company's Common Stock from November 4, 1997, the date of the Company's initial public offering, through December 27, 1997, with the cumulative total return on the Center for Research in Security Prices Total Return Index for the Nasdaq Stock Market (US) and the S&P's Communication--Equipment Manufacturers Index over the same period. The comparison assumes $100 was invested on November 4, 1997 in the Company's Common Stock, in the Nasdaq Stock Market Index (US) and in the S&P's Communication--Equipment Manufacturers Index and assumes reinvestment of dividends, if any.

          COMPARISON OF CUMULATIVE TOTAL RETURN AMONG EXCEL SWITCHING
           CORPORATION, THE NASDAQ STOCK MARKET INDEX (US) AND S&P'S
                 COMMUNICATION--EQUIPMENT MANUFACTURERS INDEX



                             [GRAPH APPEARS HERE]

                                            NOVEMBER 4, 1997 DECEMBER 27, 1997
                                            ---------------- -----------------
Excel Switching Corporation................       $100            $77.38
The Nasdaq Stock Market Index (US).........        100             93.11
S&P's Communication--Equipment
 Manufacturers Index.......................        100             89.37

  Prior to November 4, 1997, the Company's Common Stock was not publicly traded. Comparative data is provided only for the period since that date. The stock price performance shown on the graph above is not necessarily indicative of future price performance. Information used in the graph with respect to the Nasdaq Stock Market Index (US) was obtained from The Nasdaq Stock Market, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Overview. This report is submitted by the Board of Directors, which administered the Company's executive compensation program until the Company's initial public offering, and by the Compensation Committee (the "Compensation Committee"), which was established by the Board of Directors in connection with the Company's initial public offering and which, along with the Company's Chief Executive Officer, carried out such functions for the remainder of the year. Pursuant to authority delegated by the Board of Directors, and based in part upon recommendations from the Company's Chief Executive Officer, the Compensation Committee will be responsible for establishing each year the non-equity and equity compensation of senior management and review, as appropriate, other compensation standards of the Company. In addition, the Compensation Committee will administer the Company's Stock Option Program, 1997 Stock Plan, 1997 Purchase Plan and Director Plan.

  The current members of the Compensation Committee, Edward L. Breslow and John Loughlin, both non-employee directors, bring expertise in executive compensation matters to their service on the Compensation Committee through their experience on boards of directors, as executive officers or as consultants to other companies. Mr. William Cadogan served as a member of the Compensation Committee during a portion of the fiscal year ended December 27, 1997, but resigned on March 16, 1998.

  Principal Objectives. The principal objective of the Company's executive compensation program is to enhance the Company's short-term and long-term financial results for the benefit of the Company's stockholders. To achieve this objective, the Company's executive compensation program is designed to provide levels of compensation that assist the Company in attracting, motivating and retaining qualified executive officers and aligning the financial interests of the Company's executive officers with those of its stockholders. The Company performs periodic reviews of each executive officer's compensation package to confirm competitiveness of the Company's executive compensation policies with the policies of companies with which the Company competes for prospective employees possessing the skills necessary for developing, manufacturing and marketing successful telecommunications products and associated services. The Committee will review the recommendations of the Chief Executive Officer, taking into account some or all of the following factors: external market data; the Company's performance; the individual's contribution to the Company's success; and the internal equity of compensation levels among executive officers.

  Elements of Executive Compensation. An executive officer's compensation package includes: (i) base salary, (ii) annual performance-based bonuses, which are based upon the individual executive officer's contribution to the Company's success, and (iii) long-term incentive compensation, in the form of stock options, granted with the objective of aligning executive officers' long-term interests with those of the stockholders, encouraging the achievement of superior results over an extended period and balancing the equity compensation levels among the executive officers. In addition, the compensation program is comprised of various benefits, including medical and insurance plans, the Company's profit sharing plan and the Company's 1997 Purchase Plan, which are generally available to all employees of the Company.

  Base Compensation. Base salaries for executive officers are generally set at competitive market levels for each officer's respective position, level of responsibility and experience. In recommending, reviewing and setting base cash compensation levels for executive officers, the Chief Executive Officer and the Compensation Committee will generally take into account some or all of the following factors: (i) the Company's past financial performance and future expectations; (ii) the general and industry-specific business environment;
(iii) the individual executive officer's base compensation in the prior year; and (iv) individual performance by the executive. Review of the foregoing factors is intended to be subjective and no fixed value or weight is assigned to any specific factor when making decisions regarding the salary of executive officers.

  Performance-Based Compensation. Each executive officer is eligible to receive a cash bonus at the end of the fiscal year based both upon the Company's and the individual's performance. Bonus awards for each of the Company's executive officers, other than the Company's Chief Executive Officer, are based upon the recommendations of the Chief Executive Officer. The initial determination of the amount of the cash bonus to be received by an executive officer is determined according to a methodology and rating system which take into account the following factors: (i) performance of the Company and the individual as compared to performance objectives set by the Company for both the Company and the individual, (ii) relative experience base of the individual, and (iii) the individual's past performance and longevity as an employee with the Company. After the initial determination is made, the Chief Executive Officer and Compensation Committee adjust the bonus amount based upon a review of the individual's expected contribution to the Company's growth and in a manner which is intended to set the bonus at an amount which would be equitable when compared to the bonus amounts of other executive officers. The final determination as to performance based compensation is intended to be subjective and the Chief Executive Officer and Compensation Committee will not assign a fixed value or weight to any specific factor when making decisions regarding the bonus of executive officers.

  Stock Options. Long-term incentive compensation, in the form of stock options, allows executive officers to share in any appreciation in the value of the Company's Common Stock. The Company believes that stock option participation aligns executive officers' interests with those of its stockholders. In addition, the Compensation Committee believes that equity ownership by executive officers helps to balance the short-term focus of annual incentive compensation with a longer-term view that may support the retention of key executive officers. Generally, executive officers are granted stock options upon hiring by the Company. The Compensation Committee will generally take into account competitive market levels for option grants, the general and industry-specific business environment and the expected contribution of the executive officer to the Company over the short and long term when determining option grant levels for new executive officers. When establishing stock option grant levels for existing executive officers, the Compensation Committee considers existing levels of stock ownership, previous grants of stock options, vesting schedules of outstanding options and current stock price. Stock options to be granted under the Company's 1997 stock plans will generally have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Generally, these stock options will become exercisable over five years as follows: 20% of the total option shares to become exercisable on each anniversary of the date of grant. In the fiscal year ended December 27, 1997, four executive officers of the Company, including one Named Executive Officer, were awarded non-qualified stock options to purchase an aggregate of 600,000 shares of Common Stock.

  Tax Considerations. The Company does not believe Section 162(m) of the Code, which generally disallows a tax deduction for compensation in excess of $1 million to any of the executive officers appearing in the Summary Compensation Table above, will have an effect on the Company. The Committee has considered the requirements of Section 162(m) of the Code and the related regulations. It is the Committee's present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation will be deductible for federal income tax purposes.

  CEO Compensation. Mr. Madonna, the Company's President and Chief Executive Officer, may participate in the same compensation programs that are available to the Company's other executive officers except with respect to equity compensation. Mr. Madonna is precluded from participating in the Company's stock option program and plans. His non-equity compensation is determined in accordance with the policies and factors applicable to other executive officers as described above. The Board believed that, at the beginning of fiscal 1997, Mr. Madonna's annual compensation was not competitive with the compensation paid by other companies in its industry to their chief executive officers. In that regard, in fiscal 1997 the Board increased Mr. Madonna's base salary to $300,000 from $254,100 and the Compensation Committee awarded him a cash bonus for fiscal 1997 of $74,250. The Board considered (i) an assessment of salaries believed to be paid to chief executive officers at comparable companies, (ii) an assessment of Mr. Madonna's qualifications, performance and expected contributions to the Company's future growth and
(iii) the Company's strong financial performance in fiscal 1996 and 1997. Mr. Madonna received no stock options in fiscal 1997. The Compensation Committee will review Mr. Madonna's compensation package periodically to ensure that it remains competitive.

Respectfully submitted by the:  BOARD OF DIRECTORS:    COMPENSATION COMMITTEE:
                                Edward L. Breslow      Edward L. Breslow
                                John Loughlin          John Loughlin
                                Robert P. Madonna
                                Christopher Stavros

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company has adopted a policy whereby all transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors.

                     RATIFICATION OF SELECTION OF AUDITORS

  The Board has selected the firm of Arthur Andersen LLP, independent public accountants, to serve as auditors for the year ending December 26, 1998. Arthur Andersen LLP has served as the Company's auditors since 1992. The Board recommends a vote FOR ratification of this selection.

  It is expected that a member of the firm of Arthur Andersen LLP will be present at the Meeting, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions from the Company's stockholders. The ratification of this selection is not required under the laws of the Commonwealth of Massachusetts, where the Company is incorporated, but the results of this vote will be considered by the Board in selecting auditors for future fiscal years.

                                 OTHER MATTERS

  The Board does not intend to bring any matters before the Meeting other than those specifically set forth in the Notice of Annual Meeting and it knows of no matters to be brought before the meeting by others. If any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Board.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities Exchange Commission. Officers, directors and greater-than-ten percent stockholders are required by SEC regulation to furnish the Company will all Section 16 forms they file. Based solely on its review of the copies of such forms received by it, the Company believes that during the fiscal year ended December 27, 1997 all of its officers, directors and greater-than-ten-percent stockholders complied with all Section 16(a) filing requirements.

                             STOCKHOLDER PROPOSALS

  The Company currently intends to hold its 1998 Annual Meeting of Stockholders during May 1999. To be included in the Proxy Statement and form of proxy for the Company's 1998 Annual Meeting of Stockholders, stockholder proposals must be received by the Company by February 5, 1999. Such stockholder proposals should be submitted to Excel Switching Corporation, 255 Independence Drive, Hyannis, Massachusetts 02601, Attention: Clerk.

                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have Common Stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by the Company's officers and employees may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies. The Company will bear all reasonable solicitation fees and expenses if such a proxy solicitation firm is retained.

1669-PS-98

SIDE A

                          EXCEL SWITCHING CORPORATION
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 8, 1998

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                        OF EXCEL SWITCHING CORPORATION

  The undersigned, revoking all prior proxies, hereby appoints Christopher Stavros and Stephen S. Galliker, and each of them alone, proxies, with full power of substitution, to vote all shares of Common Stock of Excel Switching Corporation (the "Corporation") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation, to be held on Friday, May 8, 1998, at 2:00 p.m., local time, at the Cape Codder Hotel, Route 132, Hyannis, Massachusetts, and at any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders and related Proxy Statement dated April 3, 1998, a copy of which has been received by the undersigned, AND IN THEIR DISCRETION UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTORS, FOR THE PROPOSAL IN ITEM 2 AND DISCRETIONARY AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 3.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SIDE B

  1. To elect a Board of Directors for the ensuing year.

  [_] FOR all nominees listed below             [_] WITHHOLD AUTHORITY to vote
      (except as marked to the contrary below)      for all nominees listed
                                                    below

      Robert P. Madonna, Christopher Stavros, Edward L. Breslow, John
      Loughlin

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:
    ------------------------------------------------------------------------

  2. To ratify the selection of the firm of Arthur Andersen LLP as independent auditors of the Corporation for the fiscal year ending December 26, 1998.

                     [_] FOR    [_] AGAINST    [_] ABSTAIN

  3. To transact such other business as may properly come before the meeting.

                     [_] FOR    [_] AGAINST    [_] ABSTAIN

                                          Dated:              , 1998
                                                --------------


                                          -------------------------------------
                                          Signature(s) of Stockholder(s)



                                          -------------------------------------
                                          Please Print Name:
                                          (If signing as attorney, executor,
                                          trustee or guardian, please give
                                          your full title as such. If stock is
                                          held jointly, each owner should
                                          sign.)